July 2008 Filed pursuant to Rule 433 dated July 15, 2008 relating to Preliminary Pricing Supplement No. 712 dated July 14, 2008 to Registration Statement No. 333-131266

S T R U C T U R E D  I N V E S T M E N T S
Opportunities in Commodities

PLUS based on the S&P GSCITM Gold Index—Excess Return due January   , 2011
Performance Leveraged Upside SecuritiesSM

PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies.  These investments allow investors to capture enhanced returns relative to the asset’s actual positive performance.  At maturity, investors will receive an amount in cash that may be more or less than the principal amount based upon the closing value of the asset at maturity.

SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date*:	January , 2011
Underlying index:	S&P GSCITM Gold Index—Excess Return
Aggregate principal amount:	$
Payment at maturity per PLUS:
If final index value is greater than initial index value,
$1,000 + leverage upside payment
If final index value is less than or equal to initial index value,
$1,000 x index performance factor
This amount will be less than or equal to the stated principal amount of $1,000.

Maximum payment at maturity:	There will be no maximum payment at maturity.
Leverage upside payment:	$1,000 x the upside leverage factor x index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	The official settlement price of the underlying index on the pricing date
Final index value:	The official settlement price of the underlying index on the index valuation date
Index valuation date*:	January , 2011, subject to adjustment for certain market disruption events
Upside leverage factor:	145% to 155%. The actual upside leverage factor will be determined on the pricing date.
Stated principal amount:	$1,000 per PLUS
Issue price:	$1,000 per PLUS
Pricing date:	July , 2008, subject to adjustment for certain market disruption events
Original issue date:	July , 2008 (5 business days after the pricing date)
CUSIP:	617482AH7
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
* The maturity date and the index valuation date in this document supersede the maturity date and the index valuation date stated in the accompanying Preliminary Pricing Supplement No. 712 dated July 14, 2008.
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per PLUS	100%	%	%
Total	$	$	$

(1)
For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THIS OFFERING, AND THE PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Preliminary Pricing Supplement No. 712 dated July 14, 2008
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP:  MSPRB0707001

PLUS Based on the Value of the S&P GSCITM Gold Index—Excess Return due January  , 2011
Performance Leveraged Upside SecuritiesSM

Investment Overview

Performance Leveraged Upside Securities
Exposure to commodities is a component of portfolio diversification.  Investors who believe they have underweight exposure to commodities can use the PLUS based on the Value of the S&P GSCITM Gold Index—Excess Return due January   , 2011  (the “PLUS”):

▪	To gain access to gold and provide portfolio diversification from traditional fixed income/equity investments

▪	As an alternative to direct exposure to the underlying index that enhances returns for the price performance of the underlying index

▪	To enhance returns and potentially outperform the underlying index

▪	To achieve similar levels of exposure to the underlying index as a direct investment while using fewer dollars by taking advantage of the upside leverage factor

The PLUS are exposed on a 1:1 basis to the negative performance of the underlying index.

Maturity:	30 months
Upside leverage factor:	145% to 155% (to be determined on the pricing date)
Maximum payment at maturity:	None
Principal protection:	None

S&P GSCITM Gold Index–Excess Return Overview

The S&P GSCI™ Gold Index - Excess Return is a sub-index of the S&P GSCI™ Index - Excess Return and represents only the gold component of the S&P GSCI™ Index - Excess Return, which we refer to as the S&P GSCI™ Index - ER.

Information as of market close on July 10, 2008:
Bloomberg Ticker Symbol:	SPGCGCP
Current Index Level:	83.6912
52 Weeks Ago:	61.71652
52 Week High (on 3/18/08):	90.04755
52 Week Low (on 8/16/07):	59.9842

Underlying Index Historical Performance – Daily Values January 1, 2003 to July 10, 2008

July 2008	Page 2

PLUS Based on the Value of the S&P GSCITM Gold Index—Excess Return due January  , 2011
Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

This 30 month investment offers 145% to 155% leveraged upside payment.  There is no maximum payment at maturity for this PLUS.

Investors can use the PLUS to capture enhanced returns relative to the increase in the level of the underlying index, while maintaining similar risk as a direct investment in the underlying index.

Access	The PLUS offer investors access to gold through the underlying index and also provide portfolio diversification from traditional fixed income/equity investments.
Leverage Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying index.
Best Case Scenario	The underlying index increases in value and the investor receives $1,000 plus the leveraged upside payment. There is no maximum payment at maturity.
Worst Case Scenario	The underlying index declines in value and, at maturity, the PLUS redeem for less than the stated principal amount by an amount proportionate to the decline.

Summary of Selected Key Risks (see page 8)

▪	No guaranteed return of principal.

▪	No interest payments.

▪	Investing in the PLUS is not equivalent to investing in the underlying index, gold, or the commodities futures contracts underlying the index.

▪	The market price of the PLUS will be influenced by many unpredictable factors, including the value and volatility of the underlying index and the commodities futures contracts underlying the index.

▪	Gold prices are affected by numerous factors affecting the global economy that may change unpredictably over short periods and adversely affect the value of the PLUS.

▪	Negative “roll yields” in the gold futures markets may adversely affect the PLUS.

▪
The PLUS will not be listed on any securities exchange, secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices and you could receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

▪	An investment in the PLUS exposes you to concentrated risk in the gold market.

▪	Suspensions or disruptions of market trading in gold and related futures markets could adversely affect the price of the PLUS.

▪	Adjustments to the underlying index by the underlying index publisher could adversely affect the value of the PLUS.

▪	Economic interests of the calculation agent may be potentially adverse to investors.

▪	The U.S. federal income tax consequences of an investment in the PLUS are uncertain.

▪	Credit risk to Morgan Stanley.

July 2008	Page 3

PLUS Based on the Value of the S&P GSCITM Gold Index—Excess Return due January  , 2011
Performance Leveraged Upside SecuritiesSM

Fact Sheet

The PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the preliminary pricing supplement, the prospectus supplement and the prospectus.  At maturity, an investor will receive for each stated principal amount of PLUS that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the closing value of the underlying index at maturity.  The PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date*:
July , 2008	July , 2008 (5 business days after the pricing date)	January , 2011
Key Terms
Issuer:	Morgan Stanley
Underlying index:	S&P GSCITM Gold Index—Excess Return
Underlying index publisher:	Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.
Issue price:	$1,000 per PLUS
Stated principal amount:	$1,000 per PLUS
Denominations:	$1,000 per PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity per PLUS:
If final index value is greater than initial index value,
$1,000 + leverage upside payment
If final index value is less than or equal to initial index value,
$1,000 x index performance factor
This amount will be less than or equal to the stated principal amount of $1,000.

Maximum payment at maturity:	There will be no maximum payment at maturity.
Leverage upside payment:	$1,000 x the upside leverage factor x index percent increase
Upside leverage factor:	145% to 155%. The actual upside leverage factor will be determined on the pricing date.
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	The official settlement price of the underlying index on the pricing date
Final index value:	The official settlement price of the underlying index on the index valuation date
Index valuation date*:	January , 2011, subject to adjustment for certain market disruption events
Risk factors:	Please see “Risk Factors” on page 8.
* The maturity date and the index valuation date in this document supersede the maturity date and the index valuation date stated in the accompanying Preliminary Pricing Supplement No. 712 dated July 14, 2008.

July 2008	Page 4

PLUS Based on the Value of the S&P GSCITM Gold Index—Excess Return due January  , 2011
Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	617482AH7
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the PLUS offered under this document and is superseded by the following discussion.

Although the issuer believes each PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS.

Assuming this characterization of the PLUS is respected, the following U.S. federal income tax consequences should result:
▪ a U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange; and

▪   upon sale, exchange or settlement of the PLUS at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS.  Such gain or loss should be long-term capital gain or loss if the holding period of the PLUS is more than one year at the time of sale, exchange, or settlement, and short-term capital gain or loss otherwise.

Please read the discussion under “Risk Factors ― Structure Specific Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying pricing supplement concerning the U.S. federal income tax consequences of investing in the PLUS.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments and the issues presented by this notice.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the PLUS by taking positions in swaps, options or futures contracts on the underlying index or on the commodity contracts underlying the underlying index.  Such purchase activity could increase the value of the underlying index, and therefore the value at which the underlying index must close on the index valuation date before investors would receive at maturity a payment that exceeds the principal amount of the PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

ERISA:	See “ERISA Matters for Pension Plans and Insurance Companies” in the accompanying preliminary pricing supplement
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the PLUS.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

July 2008	Page 5

PLUS Based on the Value of the S&P GSCITM Gold Index—Excess Return due January  , 2011
Performance Leveraged Upside SecuritiesSM

How PLUS Work

Payoff Diagram
The payoff diagram below illustrates the hypothetical payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$1,000
Hypothetical upside leverage factor:	150%

PLUS Payoff Diagram

How it works

▪
If the final index value is greater than the initial index value, investors will receive the $1,000 stated principal amount plus 150% of the appreciation of the underlying index over the term of the PLUS.  Based on the actual and hypothetical terms above, if the underlying index appreciates 10%, investors would receive a 15% return, or $1,150

¡
If the final index value is less than or equal to the initial index value, investors will receive an amount that is less than or equal to the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying index.

¡	If the underlying index depreciates 10%, investors would lose 10% of their principal and receive only $900 at maturity, or 90% of the stated principal amount.

July 2008	Page 6

PLUS Based on the Value of the S&P GSCITM Gold Index—Excess Return due January  , 2011
Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of PLUS that they hold an amount in cash based upon the value of the underlying index, determined as follows:

If the final index value is greater than the initial index value:

  $1,000    +    Leveraged Upside Payment:

If the final index value is less than or equal to the initial index value:

Because the index performance factor will be less than or equal to 1.0, this payment will be less than or equal to $1,000.

July 2008	Page 7

PLUS Based on the Value of the S&P GSCITM Gold Index—Excess Return due January  , 2011
Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement, prospectus supplement and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

Structure Specific Risk Factors

▪
PLUS do not pay interest nor guarantee return of principal.  The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest nor guarantee payment of the principal amount at maturity.  If the final index value is less than the initial index value, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the underlying index.

▪	Not equivalent to investing in the underlying index. Investing in the PLUS is not equivalent to investing in the underlying index or the futures contracts that underlie the index.

▪
Market price influenced by many unpredictable factors.  Numerous factors will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including: the value and volatility of the underlying index, the price and volatility of the commodity underlying the underlying index, trends of supply and demand for the commodity underlying the underlying index, geopolitical conditions and economic, financial, political and regulatory or judicial events, interest and yield rates in the market, time remaining to maturity and the creditworthiness of the issuer.  In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention.  As a result, the market value of the PLUS will vary and may be less than the original issue price at any time prior to maturity and sale of the PLUS prior to maturity may result in a loss.

▪
Gold prices are affected by numerous factors affecting the global economy that may change unpredictably over short periods and adversely affect the value of the PLUS.  Investments, such as the PLUS, linked to the prices of commodities such as gold are considered speculative and the prices for commodities such as gold and related contracts may fluctuate significantly over short periods due to a variety of factors, including changes in supply and demand relationships; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may adversely affect the price for gold and the value of your PLUS in varying and potentially inconsistent ways.  See “An investment in the PLUS exposes you to concentrated risk in the gold market” for further information on certain specific risks associated with gold.

▪
Negative “roll yields” in the gold futures markets may adversely affect the PLUS.  The Index is composed of futures contracts on gold.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts on gold approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in August may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.”  While gold contracts could exhibit periods of backwardation, backwardation will most likely not occur.  Moreover, gold contracts have regularly traded in “contango” markets.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The presence of contango and absence of backwardation in the gold markets generally results in negative “roll yields,” which would adversely affect the value of the index and, accordingly, decrease the payment you receive at maturity on the PLUS.

▪
An investment in the PLUS exposes you to concentrated risk in the gold market. The Index is composed entirely of gold futures contracts.  An investment in the PLUS may therefore bear risks similar to a securities investment concentrated in the gold bullion industry or sector.

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PLUS Based on the Value of the S&P GSCITM Gold Index—Excess Return due January  , 2011
Performance Leveraged Upside SecuritiesSM

The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events described above.  Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official governmental sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market as well as by the effects of speculation in the market.  It is not possible to predict the aggregate adverse effect of all or any combination of these factors.

▪
Suspensions or disruptions of market trading in gold and related futures markets could adversely affect the price of the PLUS. The gold markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the underlying index and, therefore, the value of the PLUS.

▪
Adjustments to the underlying index could adversely affect the value of the PLUS.  Standard and Poor’s, a Division of The McGraw-Hill Companies, Inc., or S&P, as the underlying index publisher, may add, delete or substitute the commodity constituting the underlying index or make other methodological changes that could change the value of the underlying index.  The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time.  Any of these actions could adversely affect the value of the PLUS.  Where the underlying index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the PLUS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The U.S. federal income tax consequences of an investment in the PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying pricing supplement (the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the PLUS.  If the IRS were successful in asserting an alternative characterization or treatment for the PLUS, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible characterization, U.S. Holders could be required to accrue original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in this document and the accompanying pricing supplement.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over

July 2008	Page 9

PLUS Based on the Value of the S&P GSCITM Gold Index—Excess Return due January  , 2011
Performance Leveraged Upside SecuritiesSM

the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments and the issues presented by this notice.

Other Risk Factors

▪
The PLUS will not be listed.  The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS. MS & Co. currently intends to act as a market maker for the PLUS but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Because we do not expect that other market makers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the PLUS.

▪
Potential adverse economic interest of the calculation agent and other of our affiliates.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying index and, as a result, could decrease the amount investors may receive on the PLUS at maturity.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and, therefore, could increase the value at which the underlying index must close before investors receive a payment at maturity that exceeds the issue price of the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS, including on the index valuation date, could potentially affect the value of the underlying index on the index valuation date and, accordingly, the amount of cash investors will receive at maturity.

▪	Issuer’s credit ratings may affect the market value. Investors are subject to the credit risk of the issuer. Any decline in the issuer’s credit ratings may affect the market value of the PLUS.

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PLUS Based on the Value of the S&P GSCITM Gold Index—Excess Return due January  , 2011
Performance Leveraged Upside SecuritiesSM

Information about the Underlying Index

The S&P GSCITM  Gold Index—Excess Return.  The S&P GSCITM  Gold Index—Excess Return is a sub-index of the S&P GSCITM Index - Excess Return (the “S&P GSCI – ER”).  It represents only the gold component of, and is composed entirely of gold futures contacts included in, the S&P GSCITM Index - ER.  The S&P GSCITM Index - ER represents the return of a portfolio of commodity futures contracts included in the S&P GSCITM Index, the composition of which, on any given day, reflects the CPW and “roll weights” of the contracts included in the S&P GSCITM Index (discussed below).  The S&P GSCITM Index is an index on a production-weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria.  The S&P GSCITM Index is designed to be a measure of the performance over time of the markets for these commodities.  The only commodities represented in the S&P GSCITM Index are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries.  The commodities included in the S&P GSCITM Index are weighted, on a production basis, to reflect the relative significance (in the view of S&P, in consultation with the Index Advisory Panel, as described below) of such commodities to the world economy. The fluctuations in the value of the S&P GSCITM Index are intended generally to correlate with changes in the prices of such physical commodities in global markets. The S&P GSCITM Index has been normalized such that its hypothetical level on January 2, 1970 was 100.  Futures contracts on the S&P GSCITM Index, and options on such futures contracts, are currently listed for trading on the Chicago Mercantile Exchange.  For more information see “Description of PLUS—The Index” in the preliminary pricing supplement describing this offering.

License Agreement between S&P and Morgan Stanley.  S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P GSCITM Gold Index—Excess Return, which is owned and published by S&P, in connection with securities, including the PLUS.  See “Description of PLUS—License Agreement between S&P and Morgan Stanley” in the preliminary pricing supplement describing this offering.

Historical Information
The following table sets forth the published high and low daily official settlement prices, as well as end-of-quarter daily official settlement prices, of the underlying index for each quarter in the period from January 1, 2003 through July 10, 2008.  The closing value of the underlying index on July 10, 2008 was 83.6912.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying index on the index valuation date.

Underlying Index	High	Low	Period End
2003
First Quarter	41.295	35.450	36.535
Second Quarter	40.365	34.941	37.466
Third Quarter	41.839	37.034	41.591
Fourth Quarter	44.822	39.835	44.703
2004
First Quarter	45.853	42.088	45.790
Second Quarter	45.843	40.082	41.905
Third Quarter	44.522	41.281	44.522
Fourth Quarter	48.263	43.908	46.218
2005
First Quarter	46.856	43.451	44.948
Second Quarter	45.926	43.283	45.294
Third Quarter	48.626	43.536	48.268
Fourth Quarter	53.873	46.796	52.596
2006
First Quarter	58.907	53.498	58.399
Second Quarter	71.821	55.842	60.721
Third Quarter	65.829	56.298	58.345
Fourth Quarter	62.423	54.724	60.999
2007
First Quarter	65.310	58.025	62.733
Second Quarter	65.246	59.895	60.461
Third Quarter	68.371	59.984	68.371
Fourth Quarter	76.347	67.067	75.745
2008
First Quarter	90.048	77.733	82.255
Second Quarter	84.647	75.953	82.468
Third Quarter (through July 10, 2008)	84.085	82.024	83.691

July 2008	Page 11